UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

SANDERSON FARMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT SUPPLEMENT

     In the table on page 21 of the Proxy Statement relating to our Annual Meeting of Stockholders to be held February 17, 2005, under the subheading “Proposed 2005 Awards,” we inadvertently omitted information concerning proposed restricted stock awards of 3,000 shares each to our Non-employee Directors (10 persons), vesting over three years, as recommended by our Nominating and Corporate Governance Committee. In lieu of the -0- amounts shown in the last line of that table, the amount under the “Number” column should have been 30,000, and the amount under the “Value” column should have been $1,249,800.

     The restricted stock grants shown in the table, revised as stated above, would partially satisfy management ownership guidelines that our Nominating and Corporate Governance Committee has recommended for our Directors and that our Compensation Committee has recommended for our executive officers and managers. Our Board of Directors has not yet acted upon these proposed guidelines. The information herein also supplements the sections “EXECUTIVE COMPENSATION, Directors’ Fees” and EXECUTIVE COMPENSATION, Report on Executive Compensation; Compensation Committee Interlocks; and Insider Participation” that begin on page 12 of our Proxy Statement.

     You may obtain copies of our Proxy Statement and form of proxy from our website, www.sandersonfarms.com, or you may request them from Mike Cockrell, Sanderson Farms, Inc., P.O. Box 988, Laurel, MS 39441, 601-649-4030. Methods of revoking a proxy are described in our Proxy Statement.

     The Board of Directors recommends that you vote “FOR” adoption of the Stock Incentive Plan, for the reasons that are set forth in the Proxy Statement.

SANDERSON FARMS, INC.

February 1, 2005